                                  EXHIBIT 2.3



                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG

                           SYNAGRO TECHNOLOGIES, INC.,

                                GERALD L. REHBEIN

                                       AND

                                GORDON W. REHBEIN




                                OCTOBER 26, 1999


















                                   EXHIBIT 2.3
                                   -----------

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE I
         DEFINITIONS..............................................................................................1
                  Section 1.1.   Accounting Terms.................................................................1
                  Section 1.2.   Defined Terms....................................................................1
ARTICLE II
         CLOSING..................................................................................................2
                  Section 2.1.   Closing..........................................................................2
ARTICLE III
         SALE OF STOCK............................................................................................2
                  Section 3.1.   Company Common Stock.............................................................2
                  Section 3.2.   Purchase Price...................................................................2
                  Section 3.3.   Purchase Price Adjustment........................................................3
                  Section 3.4.   Closing Deliveries...............................................................4
ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF PURCHASER..............................................................5
                  Section 4.1.   Organization and Qualification...................................................5
                  Section 4.2.   Authority; Binding Agreement.....................................................5
ARTICLE V
         REPRESENTATIONS AND WARRANTIES...........................................................................6
                  Section 5.1.   Organization and Qualification...................................................6
                  Section 5.2.   Capitalization. .................................................................6
                  Section 5.3.   Authority; Non-Contravention; Approvals..........................................7
                  Section 5.4.   Subsidiaries.....................................................................7
                  Section 5.5.   Financial Statements.............................................................7
                  Section 5.6.   Absence of Undisclosed Liabilities...............................................8
                  Section 5.7.   Absence of Certain Changes or Events.............................................8
                  Section 5.8.   Litigation.......................................................................8
                  Section 5.9.   Accounts Receivable..............................................................8
                  Section 5.10.  No Violation of Law; Compliance with Agreements..................................8
                  Section 5.11.  Insurance........................................................................9
                  Section 5.12.  Taxes............................................................................9
                  Section 5.13.  Employee Benefit Plans..........................................................10
                  Section 5.14.  Employee and Labor Matters......................................................12
                  Section 5.15.  Environmental Matters...........................................................13
                  Section 5.16.  Non-Competition Agreements......................................................15
                  Section 5.17.  Title to Assets.................................................................16
                  Section 5.18.  Contracts, Agreements, Plans and Commitments....................................16
                  Section 5.19.  Supplies........................................................................17
                  Section 5.20.  Brokers and Finders.............................................................17
                  Section 5.21.  Intellectual Property...........................................................17
                  Section 5.22.  Relationships...................................................................18
                  Section 5.23.  Certain Payments................................................................18
                  Section 5.24.  Books and Records...............................................................18
                  Section 5.25.  Condition and Sufficiency of Assets.............................................19
                  Section 5.26.  Disclosure......................................................................19


                                  EXHIBIT 2.3
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                                       i

ARTICLE VI
         CONDUCT OF BUSINESS PENDING CLOSING......................................................................19
                  Section 6.1.   Conduct of Business by the Shareholders Pending Closing..........................19
                  Section 6.2.   Other Offers.....................................................................21
                  Section 6.3.   Access to Information; Environmental Due Diligence...............................21
                  Section 6.4.   Best Efforts.....................................................................22

ARTICLE VII
         CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.....................................................22
                  Section 7.1.   Confidentiality..................................................................22
                  Section 7.2.   Further Assurances...............................................................22
                  Section 7.3.   Expenses and Fees................................................................22
                  Section 7.4.   Agreement to Cooperate...........................................................23
                  Section 7.5.   Public Statements................................................................23
                  Section 7.6.   Notification of Certain Matters..................................................23
                  Section 7.7.   Notice of Environmental Claims...................................................23
                  Section 7.8.   Tax Matters......................................................................24
ARTICLE VIII
         CONDITIONS TO CLOSING....................................................................................25
                  Section 8.1.   Conditions to Each Party's Obligation to Close...................................25
                  Section 8.2.   Conditions to Obligation of the Shareholders.....................................26
                  Section 8.3.   Conditions to Obligations of Purchaser...........................................26
ARTICLE IX
         TERMINATION, AMENDMENT AND WAIVER........................................................................28
                  Section 9.1.   Termination......................................................................28
                  Section 9.2.   Effect of Termination............................................................29
                  Section 9.3.   Extensions; Waiver...............................................................30

ARTICLE X
         INDEMNIFICATION..........................................................................................30
                  Section 10.1.  The Shareholders' Indemnity Obligations..........................................30
                  Section 10.2.  Purchaser's Indemnity Obligations................................................31
                  Section 10.3.  Indemnification Procedures.......................................................31
                  Section 10.4.  Limitation of Shareholders' Liability............................................33
                  Section 10.5.  Limitation of Purchaser's Liability..............................................33
                  Section 10.6.  Limitation on Indemnified Amounts................................................33
ARTICLE XI
         GENERAL PROVISIONS.......................................................................................33
                  Section 11.1.  Survival.........................................................................33
                  Section 11.2.  Notices..........................................................................34
                  Section 11.3.  Interpretation...................................................................35
                  Section 11.4.  Miscellaneous....................................................................35
                  Section 11.5.  Governing Law....................................................................35
                  Section 11.6.  Amendment........................................................................35
                  Section 11.7.  Counterparts.....................................................................35
                  Section 11.8.  Parties in Interest..............................................................35
                  Section 11.9.  Validity.........................................................................36

                                  EXHIBIT 2.3
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                                       ii

Exhibits
---------

Exhibit A                Glossary
Exhibit B                Estimated Adjustment Amount
Exhibit C                Release of Claims Agreement
Exhibit D                Employment and Covenant Not to Compete Agreement
Exhibit E                Covenant Not to Compete Agreement
Exhibit F                Leases
Exhibit G                Termination of Buy-Sell Agreement

Schedules
---------

Schedule 3.2             Shareholder Consideration
Schedule 3.4(b)(iv)      Guarantees or Surety Obligations
Schedule 5.2             Capitalization
Schedule 5.5             Financial Statements
Schedule 5.6             Absence of Undisclosed Liabilities
Schedule 5.8             Litigation
Schedule 5.11            Insurance Policies
Schedule 5.12            Taxes
Schedule 5.13            Employee Benefit Plans
Schedule 5.14            Employee and Labor Matters
Schedule 5.15            Environmental Matters
Schedule 5.17            Title to Assets
Schedule 5.18            Contracts, Agreements, Plans and Commitments
Schedule 5.21            Intellectual Property
Schedule 5.22            Relationships


                                  EXHIBIT 2.3
                                  -----------
                                      iii

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT, dated as of October 26, 1999 (the "Agreement"), is by and among SYNAGRO TECHNOLOGIES, INC., a Delaware corporation (the "Purchaser"), and GERALD L. REHBEIN and GORDON W. REHBEIN (collectively, the "Shareholders"). The Purchaser and each of the Shareholders are a "Party" and, collectively, they are sometimes referred to as the "Parties."

                              W I T N E S S E T H:

     WHEREAS, the Shareholders own 10,000 shares of the issued and outstanding shares of common stock, $.01 par value per share, of Rehbein, Inc., a Minnesota corporation (the "Company"), which constitutes all of the issued and outstanding capital stock of the Company ("Company Common Stock") as of the date hereof;

     WHEREAS, the Company is in the business of municipal and commercial residuals management and recycling (the "Business");


     WHEREAS, Purchaser desires to purchase from the Shareholders, and the Shareholders desire to sell to the Purchaser, the Company Common Stock upon the terms and conditions set forth herein; and

     WHEREAS, the Shareholders are making certain representations, warranties and indemnities herein, as an inducement to Purchaser to enter into this Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     SECTION 1.1. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP") and on a basis consistent with those applied in the preparation of the financial statements referred to in Section 5.5 hereof.

     SECTION 1.2. DEFINED TERMS. As used in this Agreement, certain words and terms have the meanings ascribed to them in the Glossary attached hereto as Exhibit A. Other capitalized terms have the meanings ascribed to them elsewhere in this Agreement.



                                  EXHIBIT 2.3
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

                                   ARTICLE II
                                     CLOSING

     SECTION 2.1. CLOSING. Subject to the terms and provisions of Article IX, the purchase and sale of the Company Common Stock (the "Closing") provided for in this Agreement shall take place at a location mutually agreeable to the parties hereto in Houston, Texas, as promptly as practicable (but in any event within (5) five business days) following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as the Parties shall agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

                                   ARTICLE III
                                  SALE OF STOCK

     SECTION 3.1. COMPANY COMMON STOCK. Subject to the terms and conditions of this Agreement, the Shareholders will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase, the Company Common Stock on the Closing Date.

     SECTION 3.2. PURCHASE PRICE.

         (a) The aggregate purchase price (the "Purchase Price") for the Company Common Stock and the representations, warranties, covenants and agreements referenced herein shall be an amount paid in cash at Closing equal to Ten Million Dollars ($10,000,000) less (1) the Company's Indebtedness as of Closing and (2) the amount, if any, by which the Company's Net Working Capital as of Closing is less than Five Hundred Seventy-Seven Thousand and Ninety Dollars ($577,090), of which a minimum of $62,610 shall be in cash. The amount, if any, by which the cash portion of the Purchase Price is reduced pursuant to this
Section 3.2(a) (i.e., the sum of (1) and (2) above) is referred to herein as the "Adjustment Amount." The aggregate consideration payable to each Shareholder is set forth opposite each Shareholder's name on Schedule 3.2.

         (b) The capitalized terms used in this Section shall have the following meanings:

     "Indebtedness" means the aggregate long-term indebtedness and other long-term liabilities of the Company determined in accordance with GAAP.

     "Net Working Capital" means the aggregate current assets of the Company less the aggregate current liabilities of the Company determined in accordance with GAAP.


                                  EXHIBIT 2.3
                                  -----------

     SECTION 3.3. PURCHASE PRICE ADJUSTMENT.

         (a) Prior to the Closing Date, the Shareholders shall deliver to the Purchaser a worksheet, which shall be attached as Exhibit B hereto, setting forth a reasonable estimate of the Indebtedness and Net Working Capital as of the Closing Date as well as a computation of the estimated Adjustment Amount (the "Estimated Adjustment Amount"). The worksheet shall be prepared by the Shareholders and accepted by the Purchaser in its reasonable discretion. If the Estimated Adjustment Amount is a positive number, the Purchase Price payable at Closing shall be decreased in an amount equal to the positive Estimated Adjustment Amount. If the Estimated Adjustment Amount is a negative number (i.e., the excess Net Working Capital exceeds the Indebtedness), the Purchase Price payable at Closing shall be increased in an amount equal to the negative Estimated Adjustment Amount.

         (b) Within 90 days after the Closing, Purchaser shall cause the Company to prepare a consolidated balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet"), including a computation of the actual Adjustment Amount of the Company as of the Closing Date (the "Actual Adjustment Amount"). If within 15 days following delivery of the Closing Date Balance Sheet the Shareholders do not object in writing thereto, then the Actual Adjustment Amount shall be as computed on such Closing Date Balance Sheet. If the Shareholders object in writing to the computation, then the Purchaser and the Shareholders shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within 20 days, then the matter shall be submitted to an independent accounting firm of national reputation mutually acceptable to the Purchaser and the Shareholders (the "Neutral Auditors"). If the Purchaser and the Shareholders are unable to agree on the Neutral Auditors, then they shall request the American Arbitration Association to appoint the Neutral Auditors. All fees and expenses relating to appointment of the Neutral Auditors and the work, if any, to be performed by the Neutral Auditors will be borne equally by the Purchaser and the Shareholders. The Neutral Auditors will deliver to the Purchaser and the Shareholders a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditors by the Purchaser and the Shareholders, or their respective affiliates) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive on the Parties.

         (c) Promptly following agreement on or delivery of the final, binding and conclusive Closing Date Balance Sheet setting forth the Actual Adjustment Amount, the Purchaser and the Shareholders shall account to each other as provided for in this Section 3.3(c). If the Estimated Adjustment Amount less the Actual Adjustment Amount is a positive number, the Shareholders shall have a right to receive a cash payment equal to such excess. If the Estimated Adjustment Amount less the Actual Adjustment Amount is a negative number, Purchaser shall be entitled to receive a cash payment from the Shareholders equal to such deficit. Any such excess or deficit payment shall be due and payable within three (3) business days after the Actual Adjustment Amount is determined pursuant to this Section 3.3.

                                  EXHIBIT 2.3
                                  -----------
                                       3

     SECTION 3.4. CLOSING DELIVERIES.

         (a) At the Closing, the Shareholders shall deliver to the Purchaser:

               (i) certificates representing the Company Common Stock, duly endorsed for transfer to the Purchaser or accompanied by duly executed assignment documents, which shall transfer to the Purchaser good and valid title to the Company Common Stock, free and clear of all liens, claims, restrictions and encumbrances of any nature whatsoever;

               (ii) evidence of consents as shall be required to enable Purchaser to continue to enjoy the benefit of any governmental authorization, lease, license, permit, contract or other agreement or instrument to or of which the Company is a party or a beneficiary and which can, by its terms (with consent) and consistent with applicable law, be so enjoyed after the transfer of the Company Common Stock to Purchaser. If there is in existence any lease, license, permit or other governmental authorization that by its terms or applicable law expires, terminates or is otherwise rendered invalid upon the transfer of the Company Common Stock to Purchaser and is required in order for any of the business of the Company to continue to be conducted following the transfer of the Company Common Stock in the same manner as conducted previously, the Shareholders shall have delivered to Purchaser an equivalent of that lease, license, permit or other governmental authorization, effective as of and after the Closing Date;

               (iii) Release of Claims Agreements executed by the Shareholders, officers, directors and stockholders of the Company releasing the Company from any and all prior claims of such officers, directors and stockholders in the form attached hereto as Exhibit C;

               (iv) all corporate, accounting, business and tax records of the Company;

               (v) a legal opinion from Rooney & Neilson, Ltd., counsel to the Shareholders, in a form satisfactory to Purchaser;

               (vi) Employment and Covenant Not to Compete Agreements between the Purchaser and each of Gerald Rehbein and Paul Montain, attached as Exhibit D hereto;

               (vii) Covenant Not to Compete Agreement between the Purchaser and Gordon Rehbein, attached as Exhibit E hereto;

               (viii) new real property leases with respect to properties owned by the Shareholders, or affiliates of the Shareholders, in the form attached hereto as Exhibit F; provided, however, in no event shall lease payments under any such leases exceed the aggregate amount paid for such properties under any current lease(s); and

               (ix) such other documents, including certificates of the Shareholders, as may be required by this Agreement or reasonably requested by the Purchaser.


                                  EXHIBIT 2.3
                                  -----------
                                       4

         (b) At the Closing Date, the Purchaser shall deliver the following to the Shareholders:

               (i) the Purchase Price set forth in Section 3.2;


               (ii) Employment and Covenant Not to Compete Agreements between the Purchaser and each of Gerald Rehbein and Paul Montain, attached as Exhibit D;


               (iii) Covenant Not to Compete Agreement between the Purchaser and Gordon Rehbein, attached as Exhibit E; and


               (iv) documents relating to the removal of the Shareholders from any and all personal guaranties and/or surety obligations in connection with the Company's debts or operations listed on Schedule 3.4(b)(iv).

                                   ARTICLE IV
                               REPRESENTATIONS AND
                             WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Shareholders as follows:

     SECTION 4.1. ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect (as defined in Exhibit A).

     SECTION 4.2. AUTHORITY; BINDING AGREEMENT. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Shareholders, constitutes a valid and legally binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.




                                  EXHIBIT 2.3
                                  -----------
                                       5

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

     The Shareholders, jointly and severally, represent and warrant to Purchaser as follows:

     SECTION 5.1. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of the Company's articles of incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Purchaser.

     SECTION 5.2. CAPITALIZATION.

         (a) The authorized capital stock of the Company consists of 25,000 shares of Company Common Stock, of which 10,000 shares are issued and outstanding, and no other shares of capital stock of the Company are issued and outstanding. All of the issued and outstanding shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights and are owned beneficially and of record as set forth on Schedule 5.2, free and clear of all restrictions, liens, claims and encumbrances. No Subsidiary of the Company holds any shares of the capital stock of the Company.

         (b) Except as set forth on Schedule 5.2, there are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating the Company or any Shareholder to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any Shareholder to grant, extend or enter into any such agreement or commitment or (ii) obligations of the Company or any Shareholder to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Shareholder is a party or is bound with respect to the voting of any shares of capital stock of the Company.


                                  EXHIBIT 2.3
                                  -----------
                                       6

     SECTION 5.3. AUTHORITY; NON-CONTRAVENTION; APPROVALS.

         (a) The Shareholders have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation by the Shareholders of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholders, and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid and legally binding agreement of the Shareholders, enforceable against the Shareholders in accordance with its terms.

         (b) The execution and delivery of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or the Shareholders under any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or the Shareholders, or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or the Shareholders is now a party or by which the Company or the Shareholders or any of their respective properties or assets may be bound or affected.

         (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Shareholders or the consummation by the Shareholders of the transactions contemplated hereby.

     SECTION 5.4. SUBSIDIARIES. The Company does not have any Subsidiaries, nor does the Company hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

     SECTION 5.5. FINANCIAL STATEMENTS. The financial statements of the Company attached as Schedule 5.5 (the "Company Financial Statements") have been prepared in accordance with the accrual basis of accounting and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

                                  EXHIBIT 2.3
                                  -----------
                                       7

     SECTION 5.6. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in
Schedule 5.6, the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (i) which are accrued or reserved against the Company Financial Statements or reflected in the notes thereto or
(ii) which were incurred after June 30, 1999, and were incurred in the ordinary course of business and consistent with past practices.

     SECTION 5.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998,
(i) the Company has not declared or set aside or paid any dividend or made any other distribution with respect to its outstanding securities, or, directly or indirectly, purchased, redeemed or otherwise acquired any of its securities;
(ii) the Company has not granted any general increase in the compensation of its officers, directors or employees (including any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) and has not paid any bonuses to any officers, directors or employees; (iii) the Company has not adopted, entered into or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; (iv) the Company has not made any amendment to its articles of incorporation or bylaws or changed the character of its business in any manner; (v) the business of the Company has been conducted in the ordinary course of business consistent with past practices; and (vi) there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 5.8. LITIGATION. Except as described in Schedule 5.8, there are no claims, suits, actions, Environmental Claims, inspections, investigations or proceedings pending or, to the knowledge of the Shareholders, threatened against, relating to or affecting the Company before any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator and there is no basis for the same. Except as described in Schedule 5.8, the Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator.

     SECTION 5.9. ACCOUNTS RECEIVABLE. All accounts receivable reflected on the Company Financial Statements represent sales actually made in the ordinary course of business and are collectible within an average of 60 days after the applicable billing date.

     SECTION 5.10. NO VIOLATION OF LAW; COMPLIANCE WITH AGREEMENTS.

          (a) The Company is not in violation of and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority. No investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority

                                  EXHIBIT 2.3
                                  -----------
                                       8
indicated an intention to conduct the same. The Company has all permits (including without limitation Environmental Permits), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals required or necessary to conduct its business as presently conducted (collectively, the "Company Permits"). The Company is not in violation of the terms of any of the Company Permits.

         (b) The Company and each of the Shareholders are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the charter, bylaws or similar organizational instruments of the Company or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company is a party or by which it is bound or to which any of its property is subject.

     SECTION 5.11. INSURANCE. Schedule 5.11 hereto sets forth a list of all insurance policies owned by the Company or by which the Company or any of its properties or assets is covered against present losses, all of which are now in full force and effect. No insurance has been refused with respect to any operations, properties or assets of the Company nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last three years. No insurance carrier has denied any claims made against any of the policies listed on Schedule 5.11 hereto.

     SECTION 5.12. TAXES.

         (a) Except as set forth on Schedule 5.12, (i) the Company has (x) duly filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns (as hereinafter defined) required to be filed by it on or prior to the date hereof, and (y) duly paid in full or made adequate provision therefor on the Company Financial Statements in accordance with GAAP (or there has been paid or adequate provision has been made on its behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof (whether or not shown on any Tax Return); (ii) all such Tax Returns filed by or on behalf of the Company are true, correct and complete in all material respects; (iii) the Company is not the beneficiary of any extension of time within which to file any Tax Return; (iv) no claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (v) the liabilities and reserves for Taxes reflected in the most recent balance sheet included in the Company Financial Statements to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with GAAP, and there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business;
(vi) there are no liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due; (vii) the Company has not made any change in accounting methods since May 31, 1997; (viii) the Company has not received a ruling from any taxing authority or signed an agreement with any taxing authority; (ix) the Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation,


                                  EXHIBIT 2.3
                                  -----------
                                       9
withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (x) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and as of the date of this Agreement the Company has not received a written notice of any pending audits or proceedings; (xi) no shareholder or director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed; (xii) the federal income Tax Returns of the Company have been examined by the Internal Revenue Service ("IRS") (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of the Company has expired, for all periods through and including May 31, 1995, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid; (xiii) no adjustments or deficiencies relating to Tax Returns of the Company have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled; and (xiv) the Company has delivered to the Purchaser true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since May 31, 1993.

         (b) There are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes is currently in force. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreements that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company. The Company (i) has not been a member of an affiliate group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has no liability for Taxes of any Person (other than any of the Company and its Subsidiaries) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     SECTION 5.13. EMPLOYEE BENEFIT PLANS.

         (a) Each Plan and each Benefit Program (as such terms are defined below) is listed on Schedule 5.13 hereto. Except for those multiemployer plans as described on Schedule

                                  EXHIBIT 2.3
                                  -----------

5.13, no Plan or Benefit Program is or has been (i) covered by Title IV of the Employer Retirement Income Security Act of 1974, as amended ("ERISA"), or (ii) subject to the minimum funding requirements of Section 412 of the Code. Each Plan and Benefit Program, other than the multiemployer plans listed on Schedule 5.13, intended to be qualified under Section 401(a) of the Code is designated as a tax-qualified plan on Schedule 5.13 and is so qualified. No Plan or Benefit Program other than the multiemployer plans listed on Schedule 5.13 provides for any retiree health benefits for any employees or dependents of the Company other than as required by COBRA (as hereinafter defined). There are no claims pending with respect to, or under, any Plan or any Benefit Program, other than routine claims for benefits, and there are no disputes or litigation pending or, to the knowledge of the Company, threatened, with respect to any such Plans or Benefit Programs.

         (b) The Shareholders have heretofore delivered to Purchaser true and correct copies of the following, if any:

               (i) each Plan and each Benefit Program listed on Schedule 5.13, except for the multiemployer plans listed on Schedule 5.13, all amendments thereto as of the date hereof and all current summary plan descriptions provided to employees regarding the Plans and Benefit Programs;

               (ii) each trust agreement and annuity contract (or any other funding instruments) pertaining to any of the Plans or Benefit Programs, other than the multiemployer plans listed on Schedule 5.13, including all amendments to such documents to the date hereof;

               (iii) each management or employment contract or contract for personal services and a complete description of any understanding or commitment between the Company and any officer, consultant, director, employee or independent contractor of the Company; and

               (iv) a complete description of each other plan, policy, contract, program, commitment or arrangement providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, hospitalization or medical expenses or insurance or any other benefits for any officer, consultant, director, annuitant, employee or independent contractor of the Company as such or members of their families (other than directors' and officers' liability policies), whether or not insured (a "Benefit Program"). For purposes of this Agreement, "Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in Section 414(b) or (c) of the Code.

         (c) Each other Plan and Benefit Program has been maintained and administered in compliance with its terms and in accordance with all applicable laws, rules and regulations. The Company has no commitment or obligation to establish or adopt any new or additional Plans or Benefit Programs or to increase the benefits under any existing Plan or Benefit Program.

                                  EXHIBIT 2.3
                                  -----------
                                       11

         (d) Except as set forth in Schedule 5.13, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by the Company, including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code) or otherwise, becoming due to any employee of the Company, or (ii) increase any benefits otherwise payable under any Plan or any Benefit Program.

         (e) As of the date hereof, the Company does not sponsor any simplified employee pension plans as described in Section 408(k) of the Code and there are no claims against the Company for benefits relating to any such plans.

         (f) The Company contributes to several multiemployer pension plans and multiemployer welfare plans (collectively referred to as "multiemployer plans") as more particularly disclosed on Schedule 5.13. None of these multiemployer plans are in reorganization or insolvent (as defined in ERISA Section 4241 and Section 4245). The Company is not liable for any withdrawal liability from any multiemployer plan as of the Closing Date, and would not be subject to such liability if, as of the Closing Date, the Company were to engage in a complete withdrawal (as defined in ERISA Section 4203) or partial withdrawal (as defined in ERISA Section 4205) from any such multiemployer plan. In addition, the Company has, or will have as of the Closing, made all required contributions to the multiemployer plans. The Company further warrants that prior to and as of the Closing Date, it has done nothing to incur withdrawal liability or liability under ERISA Section 4212(c), either now or in the future for any of the multiemployer plans to which it contributes.

     SECTION 5.14. EMPLOYEE AND LABOR MATTERS.

         (a) Shareholders have provided Purchaser with a true and complete list dated as of October 15, 1999 (the "Employee Schedule ") of all employees of the Company listing the title or position held, base salary or wage rate and any bonuses, commissions, profit sharing, the Company's vehicles, club memberships or other compensation or perquisites payable, all employee benefits received by such employees and any other material terms of any written agreement with the Company. As of the date of this Agreement, the combined projected annual payroll for the calendar year ending December 31, 1999 of the Company required to operate its business is not materially different from that as listed on the Employee Schedule, and the Company has not entered into any agreement or agreements pursuant to which the combined annual payroll of the Company, including projected pay increases, overtime and fringe benefit costs, required to operate its business (including all administrative and support personnel) would be greater than as listed on the Employee Schedule. Set forth on Schedule
5.14 is a detailed description of all health, dental, life and disability insurance plans of the Company and a description of the cost per employee under each such plan for individual coverage as well as for coverage of such employee's dependents.


                                  EXHIBIT 2.3
                                  -----------

         (b) Except as set forth on Schedule 5.14, the Company is not a party to or bound by any written employment agreements or commitments, other than on an at-will basis. The Company is in compliance with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wages and hours of its employees and is not engaged in any unfair labor practice. All employees of the Company who work in the United States are lawfully authorized to work in the United States according to federal immigration laws. There is no labor strike or labor disturbance pending or, to the knowledge of the Shareholders, threatened against the Company with respect to the Business and, during the past five years, the Company has not experienced a work stoppage.

         (c) Except as set forth on Schedule 5.14, (i) the Company is not a party to or bound by the terms of any collective bargaining agreement or other union contract applicable to any employee of the Company and no such agreement or contract has been requested by any employee or group of employees of the Company, nor has there been any discussion with respect thereto by management of the Company with any employees of the Company, (ii) the Shareholders are not aware at the present time of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of the Company, or (iii) there is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of the Company.

     SECTION 5.15. ENVIRONMENTAL MATTERS. Without in any manner limiting any other representations and warranties set forth in this Agreement:

         (a) Neither the Company nor, to the knowledge of the Shareholders, any of its Business Facilities, is in violation of, has violated, or has been or is in non-compliance with, any Environmental Laws, including, but not limited to, the conduct of the business of the Company or the ownership, use, maintenance or operation of any of the Business Facilities by the Company. To the best knowledge of the Shareholders, there are no pending or currently proposed changes to any Environmental Laws and regulations which, when implemented or effective may affect the operations of the Business.

         (b) Without in any manner limiting the generality of (a) above, to the best knowledge of the Shareholders:

               (i) Except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Environmental Permits), no Materials of Environmental Concern (as defined in Exhibit A) have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened) by the Company, on, under or about any Business Facility (as defined in Exhibit A) or transferred or transported by the Company to or from any Business Facility, and no Materials of Environmental Concern have been generated, manufactured, stored or treated or

                                  EXHIBIT 2.3
                                  -----------
                                       13
disposed of, or in any other way released (and no release is threatened) by the Company, on, under, about or from any property adjacent to any current Business Facility.

               (ii) The Company is not now, and will not be in the future, as a result of the conduct, operation or condition of the business of the Company on or prior to the date hereof, and as of the date of Closing, subject to any: (a) contingent liability in connection with any release or threatened release of any Materials of Environmental Concern into the environment whether on or off any Business Facility; (b) reclamation, decontamination or Remediation (as defined in Exhibit A) requirements under Environmental Laws, or any reporting requirements related thereto; or (c) consent order, compliance order or administrative order relating to or issued under any Environmental Law;

               (iii) There are no, nor have there ever been any, storage tanks or solid waste management units located on or under any Business Facility of the Company and there are no Materials of Environmental Concern on any Business Facility of the Company exceeding any standard or limitation established, published or promulgated pursuant to Environmental Laws, or which would require reporting to any governmental authority or Remediation to comply with the Requirements of Environmental Laws (as defined in Exhibit A);

               (iv) None of the off-site locations where Materials of Environmental Concern generated from any Business Facility of the Company or for which the Company has arranged for their disposal, treatment or application has been nominated or identified as a facility which is subject to an existing or potential claim under Environmental Laws;

               (v) Regarding all Environmental Permits for which renewal, amendment, or modification is sought or pending, no material expenditures, capital improvements, or changes in operation will be necessary as a condition or as a result of such renewal, amendment, or modification;

               (vi) There is no Environmental Law or Requirement of Environmental Laws that will require future compliance costs on the part of the Company in excess of $10,000 above costs currently expended in the ordinary course of business;

               (vii) Except as set forth on Schedule 5.15, there are no present or past events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance by the Company with Environmental Laws or which may give rise to any common law or statutory liability under Environmental Laws or form the basis of an Environmental Claim against the Company relating to the ownership, use, maintenance or operation of any Business Facility by the Company or in connection with the conduct of the business of the Company; and

               (viii) No current Business Facility (or equipment thereon) of the Company contains any asbestos containing materials or polychlorinated biphenyls in any form nor any wetland areas or other land subject to restricted development under Environmental Laws.

                                  EXHIBIT 2.3
                                  -----------
                                       14

         (c) The following representations and warranties as to environmental matters are made without in any manner limiting the generality of Section 5.15(a) above;


               (i) There are no Environmental Claims known, pending or threatened against the Company or, to the knowledge of the Shareholders, any of its Business Facilities, and to the knowledge of the Shareholders there is no basis for same;

               (ii) There are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company has agreed to, assumed or retained, by contract or otherwise;

               (iii) The Company has filed all notices, notifications, financial security, waste managements plans, or applications which are required to be obtained or filed by the Company for the operation of its business or the use or operation of any Business Facility of the Company;

               (iv) The Company and all its Business Facilities are in compliance with all applicable limitations, restrictions, conditions, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and

               (v) The Company has, and all of its Business Facilities have, all Environmental Permits necessary to comply with all Environmental Laws applicable to the operations of the business of the Company as presently conducted, and the Company and its Business Facilities are in compliance with all terms and conditions of such Environmental Permits. The Company has timely filed applications for renewal of all Environmental Permits. The Company further represents and warrants that it and all of its Business Facilities have all environmental and pollution control equipment necessary to comply with all Environmental Laws (including, without limitation, to comply with all applicable Environmental Permits) applicable to the operation of the business of the Company as presently conducted. Exhibit 5.15 lists each such permit, license or other authorization in the possession of the Business. There are no other such permits, licenses or other authorizations which are required by any Environmental Laws and regulations to be obtained after the Closing.

For purposes of this Section, the "Company" shall include any entity which is, in whole or in part, a predecessor of the Company and all of its present and former Subsidiaries and their predecessors.

     SECTION 5.16. NON-COMPETITION AGREEMENTS. Neither the Company nor any Shareholder is a party to any agreement which purports to restrict or prohibit any of them from, directly or indirectly, engaging in any business currently engaged in by the Company. None of the Company's shareholders, officers, directors, or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts the Company or any Subsidiary of the Company from, directly or indirectly, engaging in any of the businesses described above.

                                  EXHIBIT 2.3
                                  -----------
                                       15

     SECTION 5.17. TITLE TO ASSETS. The Company has good and marketable title to all its assets and valid leasehold interests in their leased assets and properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of the latest balance sheet included therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use or marketability of the property subject thereto or affected thereby, or otherwise impair the Company's business operations (in the manner presently carried on by the Company), or (iii) any lien securing any debt or obligation described on Schedule 5.17 which is expressly referenced as being secured. All leases under which the Company leases any real property have been delivered to Purchaser and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Company or its Subsidiaries, or by or on behalf of any third party.

     SECTION 5.18. CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS. Schedule 5.18 hereto sets forth a complete list of the following contracts, agreements, plans and commitments (collectively, the "Contracts") to which the Company is a party or by which the Company or any of their assets is bound as of the date hereof:

         (a) any contract, commitment or agreement that involves aggregate expenditures by the Company of more than $10,000 per year;

         (b) any contract or agreement (including any such contracts or agreements entered into with any Governmental Authority) relating to the maintenance or operation of the business that involves aggregate expenditures by the Company of more than $10,000;

         (c) any indenture, loan agreement or note under which the Company has outstanding indebtedness, obligations or liabilities for borrowed money;

         (d) any lease or sublease for the use or occupancy of real property;

         (e) any agreement that restricts the right of the Company to engage in any type of business;

         (f) any guarantee, direct or indirect, by any person of any contract, lease or agreement entered into by the Company;

         (g) any partnership, joint venture or construction and operation agreement;


                                  EXHIBIT 2.3
                                  -----------
                                       16

         (h) any agreement of surety, guarantee or indemnification with respect to which the Company is the obligor, outside of the ordinary course of business;

         (i) any contract that requires the Company to pay for goods or services substantially in excess of its estimated needs for such items or the fair market value of such items;

         (j) any contract, agreement, agreed order or consent agreement that requires the Company to take any actions or incur expenses to remedy non-compliance with any Environmental Law; and

         (k) any other contract material to the Company or its business.

True, correct and complete copies of each of such contracts, agreements, plans and commitments have been delivered to or made available for inspection by Purchaser. All such contracts, agreements, plans and commitments (i) were duly and validly executed and delivered by the Company and the other parties thereto and (ii) are valid and in full force and effect. Except as set forth on Schedule 5.18, the Company has fulfilled all material obligations required of the Company under each such contract, agreement, plan or commitment to have been performed by it prior to the date hereof, including timely paying all interest on its debt as such interest has become due and payable. Except as set forth on Schedule 5.18, there are no counterclaims or offsets under any of such contracts, agreements, plans and commitments.

     The consummation of the transactions contemplated herein will vest in the Purchaser all rights and benefits under the Contracts and the right to operate the Company's business and assets under the terms of the Contracts in the manner currently operated and used by the Company.

     SECTION 5.19. SUPPLIES. The Supplies of the Company are of a quantity and quality that have been normal for the Company in the ordinary course of business of the Company and are owned by the Company free and clear of any Liens.

     SECTION 5.20. BROKERS AND FINDERS. Neither the Company nor the Shareholders have entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by the Company of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 5.21. INTELLECTUAL PROPERTY. The Company has rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, software, trade secrets and other proprietary rights and processes that are material to

                                  EXHIBIT 2.3
                                  -----------
                                       17
its business as now conducted (collectively the "Company Intellectual Property Rights"). Except as set forth on Schedule 5.21, the Company does not own any patents. Except as set forth on Schedule 5.21, the Company has no knowledge of any infringement by any other person of any of the Company Intellectual Property Rights, and the Company has not entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual Property Rights. Except as set forth on Schedule 5.21, the Company has not and does not violate or infringe any intellectual property right of any other person, and the Company has not received any communication alleging that it violates or infringes the intellectual property right of any other person. The Company has not been sued for infringing any intellectual property right of another person. There is no claim or demand of any person pertaining to, or any proceeding which is pending or, to the knowledge of the Company, threatened, that challenges the rights of the Company in respect of any Company Intellectual Property Rights, or that claims that any default exists under any Company Intellectual Property Rights. None of the Company Intellectual Property Rights is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other Governmental Authority.

     SECTION 5.22. RELATIONSHIPS. Except as set forth on Schedule 5.22, since December 31, 1998, the Company has not received notice from any customer, supplier or any party to any Contract involving more than $10,000 annually with the Company (each a "Contract Party") that such customer, supplier or Contract Party intends to discontinue doing business with the Company, and, since such date, no customer, supplier or Contract Party has indicated any intention (a) to terminate its existing business relationship with the Company or (b) not to continue its business relationship with the Company, whether as a result of the transactions contemplated hereby or otherwise. Except as set forth on Schedule 5.22, the Company has not entered into or participated in any related party transaction during the past three years.

     SECTION 5.23. CERTAIN PAYMENTS. Neither the Company nor any shareholder, officer, director or employee of the Company has paid or received or caused to be paid or received, directly or indirectly, in connection with the business of the Company (a) any bribe, kickback or other similar payment to or from any domestic or foreign government or agency thereof or any other person or (b) any contribution to any domestic or foreign political party or candidate (other than from personal funds of such shareholder, officer, director or employee not reimbursed by the Company or as permitted by applicable law).

     SECTION 5.24. BOOKS AND RECORDS. The corporate minute books and other corporate records of the Company are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the person purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction and no meeting of the board of directors of the Company or any committee thereof has been held for which minutes have not been prepared and are not contained in the minute books. To the extent that they exist, all personnel files, reports, strategic planning documents, financial forecasts, accounting and tax records and all other records of every type and description that relate to the business of the Company have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP and applicable laws and regulations. All such books and records are located in the offices of the Company.

                                  EXHIBIT 2.3
                                  -----------
                                       18

     SECTION 5.25. CONDITION AND SUFFICIENCY OF ASSETS. All buildings, improvements and equipment owned or leased by the Company are structurally sound, in good operating condition and repair (subject to normal wear and tear) and adequate for the uses to which they are being put, and none of the buildings, improvements and equipment owned or leased by the Company is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     SECTION 5.26. DISCLOSURE. To the best knowledge of the Shareholders, there is no fact known to the Company or the Shareholders (other than general economic conditions) that would have a Material Adverse Effect that has not been set forth in this Agreement or in the schedules attached hereto or to be delivered in connection with this Agreement.

                                   ARTICLE VI
                       CONDUCT OF BUSINESS PENDING CLOSING

     SECTION 6.1. CONDUCT OF BUSINESS BY THE SHAREHOLDERS PENDING CLOSING. After the date hereof and prior to the Closing Date, unless Purchaser shall otherwise agree in writing, the Shareholders shall, and the Shareholders shall cause the Company to:

         (a) conduct its businesses in the ordinary and usual course of business and consistent with past practice;

         (b) not (i) amend or propose to amend its charter or bylaws, (ii) split, combine, reorganize, reclassify, recapitalize or take any similar action with respect to their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

         (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional share of, or any options, warrants or rights of any kind to acquire any share of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

         (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) redeem, purchase, acquire or offer to redeem, purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in the ordinary course of business not exceeding $10,000 in any instance or $50,000 in the aggregate, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or
(v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;


                                  EXHIBIT 2.3
                                  -----------
                                       19

         (e) use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

         (f) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

         (g) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or as contemplated hereunder;

         (h) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

         (i) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

         (j) not make any change in the Company's financial, Tax or accounting methods, practices or policies, or in any assumption underlying such a method, practice or policy;

         (k) give prompt written notice to Purchaser of the commencement of any Environmental Claim, or non-routine inspection by any governmental authority with responsibility for enforcing or implementing any applicable Environmental Laws, and provide to Purchaser such information as Purchaser may reasonably request regarding such Environmental Claim, any developments in connection therewith, and, as applicable, the Company's anticipated or actual response thereto;

         (l) use its commercially reasonable efforts to cause the transfer of Environmental Permits (on the same terms and conditions), and any financial assurance required thereunder to Purchaser as may be necessary under applicable Environmental Laws in connection with the consummation of the transactions under this Agreement to allow Purchaser to conduct the business of the Company, as currently conducted;

         (m) not enter into or assume any contracts or agreements having a value or imposing an obligation upon the Company in excess of $10,000 annually and all contracts or agreements having a value to or imposing an obligation on the Company that have remaining obligations of $50,000 or more, regardless of the annual payment;

                                  EXHIBIT 2.3
                                  -----------
                                       20

         (n) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

         (o) not compromise, settle, grant any waiver or release relating to or otherwise adjust any litigation or claims of any nature whatsoever pending against the Company; and

         (p) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in this Agreement.

     SECTION 6.2. OTHER OFFERS. Except in connection with the transactions contemplated by this Agreement, from and after the date hereof, and continuing through the earlier of Closing or the termination of this Agreement in accordance with the terms hereof, the Company and the Shareholders shall not, and shall not permit any of the Company's officers, directors, employees, Affiliates, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage any offer or proposal for, or any indication of interest in, a merger or business combination involving the Company or the acquisition of an equity interest in, or any substantial portion of the assets of, the Company or (ii) engage in negotiations with or disclose any nonpublic information relating to the Company or Purchaser, or afford access to the properties, books or records of the Company, to any Person. The Company shall promptly notify and provide copies to Purchaser of any offer, proposal or indication of interest, or communication with respect thereto, delivered to or received from any third party.

     SECTION 6.3. ACCESS TO INFORMATION; ENVIRONMENTAL DUE DILIGENCE. The Shareholders shall, and shall cause the Company to, give the Purchaser, its accountants, counsel, financial advisors, and other representatives (the "Purchaser Representatives") full access (and shall otherwise fully cooperate, including by making available copies of all of the following documents which are susceptible to photostatic reproduction) during normal business hours throughout the period prior to Closing to all of its respective properties, books, records (including, but not limited to, Tax Returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Company can facilitate or control), Contracts, premises, permits, Environmental Permits, licenses, Governmental Authorizations, commitments of any nature (whether written or oral) and records, and shall permit the Purchaser and Purchaser Representatives to make such inspections (including without limitation environmental inspections, sampling, and analysis) as they may require and furnish to the Purchaser and Purchaser Representatives during such period all such information concerning the Company and its affairs as they may reasonably request. If the Closing under this Agreement does not occur, the Shareholders shall cause, at their expense,
(a) any investigation-derived waste generated or created in connection with performance of the environmental due diligence (including without limitation, drill cuttings, purged or developed water, or sample remnants) to be disposed in compliance with applicable Environmental Laws, and (b) any wells or borings installed during the environmental due diligence to be plugged and abandoned. The Shareholders shall be responsible for executing on their own behalf any and all manifests, shipping documents,

                                  EXHIBIT 2.3
                                  -----------
                                       21
plugging and abandoning reports and similar documents in connection with its obligations hereunder, and the Shareholders, jointly and severally, agree to indemnify and hold Purchaser harmless from and against any and all claims, liabilities, damages and causes of action arising out of its failure to fulfill such obligations hereunder. The Shareholders shall provide to Purchaser copies of all (aa) Permits, (bb) reports or results of all inspections, audits, assessments, and analytical data and (cc) such other information as Purchaser may reasonably request in the possession or control of the Shareholders regarding any of Company's current or prior Business Facilities or operations and relating to (i) compliance with applicable requirements of Environmental Laws or (ii) the exposure to, presence, release, or any aspect of management, handling, or use of Materials of Environmental Concern.

     SECTION 6.4. BEST EFFORTS. The Shareholders will use their best efforts to cause the representations and warranties contained in Article V hereof to continue to be true and correct through the Closing Date and to obtain the satisfaction of the conditions to Closing set forth in Section 8.3 hereof.

                                   ARTICLE VII
              CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

     SECTION 7.1. CONFIDENTIALITY. Without the express written consent of the Parties, each of the Parties agrees to maintain in confidence and not disclose to any other Person the terms of the transactions contemplated hereby or the information delivered in connection with the proposed due diligence investigation, other than disclosures required to obtain the approvals for the transactions contemplated hereby, disclosures to those professionals and advisors who have a need to know, disclosures of information already available to the public or any other disclosures required by applicable law or the rules of the NASD. In the event that the Purchaser, the Company or the Shareholders is at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or other similar process) to disclose any information supplied to it in connection with this transaction, such Party agrees to provide the other Parties prompt notice of such request so that an appropriate protective order may be sought and/or such other party may waive the first Party's compliance with the terms of this Section 7.1.

     SECTION 7.2. FURTHER ASSURANCES. The Shareholders and Purchaser shall execute and deliver to the other, after the Closing Date, any other instrument which may be requested by the other and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement or to obtain any consents or licenses necessary for Purchaser to operate the Business in the manner operated by the Company prior to the Closing Date.

     SECTION 7.3. EXPENSES AND FEES. The Shareholders shall pay all costs and expenses incurred by the Company and the Shareholders in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any and all broker's commissions, employee bonuses and the fees and expenses of the Company's and the

                                  EXHIBIT 2.3
                                  -----------
                                       22

Shareholders' attorneys and accountants, and will make all necessary arrangements so that the Purchaser will not be charged with any such cost or expense. Purchaser shall pay all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, including without limitation, the fees and expenses of their attorneys and accountants.

     SECTION 7.4. AGREEMENT TO COOPERATE. Subject to the terms and conditions herein provided, the Parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary, proper or advisable waivers, consents and approvals under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of the Company.

     SECTION 7.5. PUBLIC STATEMENTS. Except as required by law or the NASD, the Parties shall obtain the written consent of the other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consent, which will not be unreasonably withheld.

     SECTION 7.6. NOTIFICATION OF CERTAIN MATTERS. Each of the Shareholders, the Company and the Purchaser agree to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its or another's representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Closing and (ii) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its or another's part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

     SECTION 7.7. NOTICE OF ENVIRONMENTAL CLAIMS. The Shareholders shall give prompt written notice to Purchaser of the commencement of any Environmental Claim, or inspection by any Governmental Authority with responsibility for enforcing or implementing any applicable Environmental Laws, and provide to Purchaser such information as Purchaser may reasonably request regarding such Environmental Claim, any developments in connection therewith, and, as applicable, the Shareholders' anticipated or actual response thereto.

                                  EXHIBIT 2.3
                                  -----------
                                       23

     SECTION 7.8. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Purchaser and the Shareholders for certain tax matters following the Closing Date:

         (a) Tax Periods Ending on or Before the Closing Date. Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed on or after the Closing Date. Shareholders shall permit the Purchaser to review and comment on each such Tax Return described in the preceding sentence at least 72 hours prior to Closing.

         (b) Tax Periods Beginning Before and Ending After the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Shareholders shall pay to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the latest Company Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. For purposes of this section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period which includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and
(ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period which begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocation shall be made in a manner consistent with prior practice of the Company.

         (c) Cooperation on Tax Matters. Purchaser, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Shareholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or

                                  EXHIBIT 2.3
                                  -----------
                                       24
the Shareholders, any extensions thereof) of the respective Taxable periods, and to abide by all the record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to the transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records. Purchaser and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby). Purchaser and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         (d) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

         (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Purchaser will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         (f) Tax Elections. Shareholders shall not be responsible for the payment of any income taxes imposed on the Company by virtue of the sale made by the stock purchase agreement or for the payment of any income taxes imposed on the Company by virtue of any election made by the Purchaser, including without limitation, any election made by the Purchaser under Section 338 of the Code. Shareholders are not required to make provision and have not made provision in the books of the Company for the income taxes described in this paragraph (f).

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

     SECTION 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE. The respective obligations of each party to close the transactions contemplated hereby shall be subject to the fulfillment or waiver, if permissible, of the following conditions on or prior to the Closing Date:

         (a) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

                                  EXHIBIT 2.3
                                  -----------
                                       25

         (b) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the transactions contemplated by this Agreement or make the consummation of the transaction contemplated by this Agreement illegal; and

         (c) all necessary governmental or regulatory consents and approvals shall have been obtained.

     SECTION 8.2. CONDITIONS TO OBLIGATION OF THE SHAREHOLDERS. Unless waived by the Shareholders, the obligation of the Shareholders to close the transactions contemplated herein shall be subject to the fulfillment of the following additional conditions on or prior to the Closing Date:

         (a) Purchaser shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their agreements contained in this Agreement required to be performed on or prior to the Closing Date;

         (b) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date; and

         (c) the Shareholders shall have received a certificate executed on behalf of Purchaser by the President or a Vice President of the Purchaser with respect to (a) and (b) above.

     SECTION 8.3. CONDITIONS TO OBLIGATIONS OF PURCHASER. Unless waived by Purchaser, the obligation of Purchaser to close the transactions contemplated herein shall be subject to the fulfillment of the following additional conditions on or prior to the Closing Date:

         (a) the Shareholders and the Company shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) its agreements contained in this Agreement required to be performed on or prior to the Closing Date;

         (b) the representations and warranties of the Company and Shareholders contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date;

         (c) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect;

                                   EXHIBIT 2.3
                                   ----------
                                       26

         (d) all governmental waivers, consents, orders, permit transfers (including without limitation Environmental Permits) and approvals legally required for the purchase and sale and the transactions contemplated hereby or to permit Purchaser to carry on the business of the Company after Closing in accordance with past customs and practice shall have been obtained and be in effect at the Closing Date, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Company to Purchaser;

         (e) all waivers, consents and approvals from third parties necessary for the transfer of any material contracts, financial assurances and any other rights and benefits in connection with the transactions contemplated hereby, or necessary for the consummation of the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date;

         (f) the board of directors of the Purchaser shall approve this Agreement and the closing of the transactions contemplated herein;

         (g) Purchaser shall have completed, to its satisfaction, its due diligence investigation regarding the Company and its business, finances, operations, assets, liabilities, taxes, insurance, contracts, prospects and environmental matters and such other matters as Purchaser deems relevant and Purchaser shall be satisfied, in its sole discretion, with the results of such review;

         (h) Purchaser shall have received a legal opinion from legal counsel to the Shareholders, dated the Closing Date, in a form reasonable satisfactory to Purchaser;

         (i) the Purchaser shall have obtained financing in an amount and pursuant to terms satisfactorily to Purchaser to consummate the transactions contemplated in this Agreement;

         (j) the Shareholders, officers and directors of the Company shall have executed a Release of Claims Agreement, in the form attached hereto as Exhibit C;


         (k) Gerald Rehbein shall have entered into an Employment and Non-Competition Agreement, in the form attached hereto as Exhibit D;


         (l) Gordon Rehbein shall have entered into a Non-Competition Agreement, in the form attached hereto as Exhibit E;


         (l) the Shareholders shall have filed all Tax Returns of the Company for all years which are delinquent;

         (m) The Parties shall have entered into real property leases, in the form attached hereto as Exhibit F;

                                   EXHIBIT 2.3
                                   ----------
                                       27

         (n) The Company and the Shareholders shall have entered into a Termination of Buy-Sell Agreement, in the form attached hereto as Exhibit G;


         (o) Purchaser shall have received a certificate or certificates representing the Company Common Stock purchased at the Closing, in definitive form representing the Shareholders' shares, registered in the name of Purchaser and duly executed by the Company; and

         (p) Purchaser shall have received a certificate executed by each of the Shareholders with respect to (a) through (f) above.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

         (a) The Shareholders shall have the right to terminate this Agreement:

               (i) if the representations and warranties of Purchaser shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within thirty (30) days after written notice of such failure is given to Purchaser by the Shareholders;

               (ii) if the transactions completed hereby are not completed by October 29, 1999, (provided that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to the Shareholders if the failure of the Shareholders to fulfill any obligation to Purchaser under or in connection with this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date);

               (iii) if the transactions contemplated hereby are enjoined by a final, unappealable court order; or

               (iv) if Purchaser (A) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of its covenants in this Agreement and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 15 days after notice of such default is given to Purchaser by the Shareholders.

         (b) Purchaser shall have the right to terminate this Agreement;

                                   EXHIBIT 2.3
                                   ----------
                                       28

               (i) if the representations and warranties of the Shareholders shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to the Shareholders by Purchaser;

               (ii) if the transactions contemplated hereby are not completed by October 29, 1999 (provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to Purchaser if the failure of Purchaser to fulfill any obligation to the Shareholders under or in connection with this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date); or

               (iii) if the Shareholders (A) fail to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of their covenants in this Agreement and (B) do not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 15 days after notice of such default is given to the Shareholders by Purchaser.

         (c) The Shareholders and Purchaser mutually agree in writing.

     SECTION 9.2. EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of the Agreement:

         (a) If this Agreement is terminated by either Purchaser or the Shareholders pursuant to the provisions of Section 9.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of the Shareholders, or Purchaser or its stockholders, directors, officers, employees, agents or representatives (except as set forth in Sections 11.5 and 11.6, each of which shall survive termination in its entirety). Notwithstanding the preceding sentence or any other provision set forth herein, nothing in this
Section 9.2 shall relieve any party from liability for any breach of this Agreement.

         (b) The parties hereto acknowledge and agree that Purchaser, as a result of the actual damages Purchaser would sustain by reason of such negligent or willful failure of the Shareholders to perform their obligations hereunder, could not be made whole by monetary damages, and it is accordingly agreed that Purchaser shall have the right to elect, in addition to any and all other remedies at law or in equity, to enforce specific performance under this Agreement and the Shareholders waive the defense in any such action for specific performance that a remedy at law would be adequate.

                                   EXHIBIT 2.3
                                   ----------
                                       29

     SECTION 9.3. EXTENSIONS; WAIVER. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a Party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Party.

                                    ARTICLE X
                   INDEMNIFICATION AND LIMITATION ON LIABILITY

     SECTION 10.1. THE SHAREHOLDERS' INDEMNITY OBLIGATIONS. The Shareholders shall, jointly and severally, indemnify and hold harmless the Company (after the Closing), Purchaser and the Company's (after the Closing) and the Purchaser's respective officers, directors, stockholders, employees, agents, representatives and Affiliates (each a "Purchaser Indemnified Party") from and against any and all claims (including without limitation, Environmental Claims), actions, causes of action, arbitrations, proceedings, losses, damages, remediations, liabilities, strict liabilities, judgments, fines, penalties and expenses (including, without limitation, reasonable attorneys' fees) (collectively, the "Indemnified Amounts") paid, imposed on or incurred by a Purchaser Indemnified Party, directly or indirectly, (i) relating to, resulting from or arising out of
(a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of one or more of the Shareholders in this Agreement, including without limitation with respect to environmental matters, or any certificate or instrument delivered in connection with this Agreement, (b) any violation or breach by one or more of the Shareholders of, or default by one or more of the Shareholders under, the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement, (c) any act or omission by the Company, the Shareholders or any officer, director, employee, agent or representative of the Company occurring on or prior to the Closing Date (including any claim by a third party, including employees and customers arising out of or related to any act or omission by the Company, the Shareholders or any officer, director, employee, agent or representative of the Company occurring on or prior to the Closing Date), (d) any Environmental Claim and/or any violation of any Requirements of Environmental Law if such Environmental Claim or violation relates, directly or indirectly, to events, conditions, operations, facts or circumstances which occurred or arose out of events occurring on or prior to the Closing Date, or (e) any Taxes incurred by the Shareholders, Company or Purchaser as a result of the consummation of the transactions contemplated by this Agreement or (ii) relating to, resulting from or arising out of any allegation of a third party of the events described in Sections 10.1(a), (b), (c), (d) or (e) above. For purposes of this Section 10.1, Indemnified Amounts shall include without limitation those Indemnified Amounts ARISING OUT OF THE STRICT LIABILITY (INCLUDING BUT NOT LIMITED TO STRICT LIABILITY ARISING PURSUANT TO ENVIRONMENTAL LAWS) OR NEGLIGENCE OF ANY PARTY, INCLUDING ANY PURCHASER INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE.

                                  EXHIBIT 2.3
                                  -----------
                                       30

     SECTION 10.2. PURCHASER'S INDEMNITY OBLIGATIONS. Purchaser shall indemnify and hold harmless the Shareholders and the Shareholders' agents, representatives and Affiliates (each a "Shareholders' Indemnified Party") from and against any and all Indemnified Amounts incurred by a Shareholders' Indemnified Party as a result of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Purchaser in this Agreement or any certificate or instrument delivered in connection with this Agreement, (b) any violation or breach by Purchaser of or default by Purchaser under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement, or (c) any claims for events occurring after the Closing relating to the Shareholders personal guaranties of the performance bonds posted in regard to the surety obligations listed on Schedule 3.4(b)(iv).

     SECTION 10.3. INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

         (a) Any of the Parties claiming indemnification under this Agreement (an "Indemnified Party") shall with reasonable promptness (i) notify the Party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third-Party Claim") for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice ("Claim Notice") containing a description in reasonable detail of the nature of the Third-Party Claim, an estimate of the amount of damages attributable to the Third-Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

     Within 45 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third-Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

     If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 10.3(a). The Indemnifying Party shall have full control of such defense and proceedings. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third-Party Claim or any cross-complaint against any person. Except as otherwise provided herein, the Indemnified Party may participate in, but

                                  EXHIBIT 2.3
                                  -----------
                                       31
not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3 and shall bear its own costs and expenses with respect to such participation.

     If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the Third Party Claim as herein provided or if the Indemnified Party reasonably objects to such election on the grounds that counsel for such Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Parties because such representation would be reasonably likely to result in a conflict of interest, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. In such a situation, the Indemnified Party shall have full control of such defense and proceedings and the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

     The Indemnifying Party shall not settle or compromise any Third Party Claim unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e., such compromise or settlement does not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (ii) the full amount of such monetary compromise or settlement will be paid by the Indemnifying Party, and (iii) the Indemnified Party receives as part of such settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Third-Party Claim and any claimed liability of the Indemnified Party with respect thereto is being fully satisfied by reason of such compromise or settlement and that the Indemnified Party is being released from any and all obligations or liabilities it may have with respect thereto. The Indemnified Party shall not settle or admit liability to any Third-Party Claim without the prior written consent of the Indemnifying Party unless (x) the Indemnifying Party has disputed its potential liability to the Indemnified Party, and such dispute either has not been resolved or has been resolved in favor of the Indemnifying Party or (y) the Indemnifying Party has failed to respond to the Indemnified Party's Claim Notice.

         (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

                                  EXHIBIT 2.3
                                  -----------

     SECTION 10.4. LIMITATION OF SHAREHOLDERS' LIABILITY.

         (a) Notwithstanding anything to the contrary contained in Article X, the aggregate liability of the Shareholders for any event or occurrence giving rise to the Shareholders being required to indemnify Purchaser Indemnified Parties pursuant to Section 10.1 of this Agreement shall be limited to the Purchase Price plus the amounts deducted from the cash portion of the Purchase Price pursuant to Section 3.2(a)(1) and (2).

         (b) Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 10.1 only to the extent that the amount of any Indemnified Amount, individually or in the aggregate, exceeds $75,000 and then to the full amount of such Indemnified Amount, not to exceed the limitations described in
Section 10.4(a).

     SECTION 10.5. LIMITATION OF PURCHASER'S LIABILITY.

         (a) Notwithstanding anything to the contrary contained in Article X, the aggregate liability of Purchaser for any event or occurrence giving rise to Purchaser being required to indemnify Shareholders' Indemnified Parties pursuant to Section 10.2 shall be limited to $1,000,000.

         (b) Company Indemnified Parties are entitled to indemnification pursuant to Section 10.2 only to the extent that the amount of any Indemnified Amount, individually or in the aggregate, exceeds $75,000 and then to the full amount of such Indemnified Amount, not to exceed the limitations described in
Section 10.5(a).

     SECTION 10.6. LIMITATION ON INDEMNIFIED AMOUNTS. Notwithstanding any provision of this Article X to the contrary, Indemnified Amounts owed by an Indemnifying Party to an Indemnified Party shall be reduced by the amount of any mitigating recovery (net of reasonable expenses and tax and other costs incurred in obtaining such recovery) an Indemnified Party shall have received or otherwise enjoyed with respect thereto from any recovery under any insurance policies. If such a mitigating recovery set forth in this Section 10.6 is received by an Indemnified Party after it receives payment or other credit under this Agreement with respect to Indemnified Amounts, then a refund equal in aggregate amount to the mitigating recovery, net of reasonable expenses and tax or other costs incurred in obtaining recovery, shall be made promptly to the Indemnifying Party.

                                   ARTICLE XI
                               GENERAL PROVISIONS

     SECTION 11.1. SURVIVAL. The representations, warranties, covenants and agreements (including, but not limited to, indemnification obligations) set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for a period of three (3) years following the date of Closing; provided, however, that in the case of all such representations, warranties, covenants and agreements (including, but not limited to, indemnification obligations) there shall be no such termination with respect to any

                                  EXHIBIT 2.3
                                  -----------
                                       33
such representation, warranty, covenant or agreement as to which a bona fide claim has been asserted by written notice of such claim delivered to the Party or Parties making such representation, warranty, covenant or agreement prior to the expiration of the survival period; provided, further, that (i) the representations and warranties set forth in Sections 5.2, 5.6 and 5.24 hereof shall survive the Closing indefinitely, (ii) Sections 5.5, 5.8, 5.10, 5.12, 5.13 and 5.15 shall survive the Closing for the greater of three years or the statutory survival period, (iii) the indemnification obligations of the Shareholders set forth in Section 10.1(a) shall survive the Closing until termination of the applicable representations and warranties, and (iv) the indemnification obligations of the Shareholders set forth in Sections 10.1(c),
(d) and (e) shall survive the Closing for the greater of three years or the statutory survival period applicable to the underlying claims.

     SECTION 11.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):


                (a)       If to Purchaser, to:

                          Synagro Technologies, Inc.
                          1800 Bering Drive, Suite 1000
                          Houston, Texas 77057
                          Attention: Mark A. Rome
                          Telecopy: 713/369-1760

                          with a copy to:

                          Locke Liddell & Sapp LLP
                          600 Travis, Suite 3200
                          Houston, Texas 77002
                          Attention: Michael T. Peters
                          Telecopy: 713/223-3717

                (b)       If to Shareholders, to:

                          Gordon Rehbein
                          16480 N.W. Flintwood Street
                          Andover, MN 55304

                          Gerald Rehbein
                          6266 Otter Lake Road
                          Lino Lakes, MN 55110


                                  EXHIBIT 2.3
                                  -----------
                                       34
                          with a copy to:

                          Rooney & Neilson, Ltd.
                          8 Pine Tree Drive, Suite 120
                          Arden Hills, MN 55112
                          Attention: Thomas J. Rooney
                          Telecopy: 651/481-7038

     SECTION 11.3. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement. In this Agreement, unless a contrary intention is specifically set forth, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any Party solely because such Party or its legal representative drafted such provision.

     SECTION 11.4. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein and the Schedules and Exhibits attached hereto)
(a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise except that Purchaser may assign this Agreement to any other wholly-owned Subsidiary of Purchaser, but no such assignment shall relieve the Purchaser of its obligations hereunder.

     SECTION 11.5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE. BY AGREEING TO BE BOUND BY THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, THE PARTIES DO NOT AGREE THAT VENUE SHALL BE EXCLUSIVELY IN THE STATE OF TEXAS.

     SECTION 11.6. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

     SECTION 11.7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 11.8. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                                   EXHIBIT 2.3
                                   ----------
                                       35

     SECTION 11.9. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]































                                  EXHIBIT 2.3
                                  -----------
                                       36

     IN WITNESS WHEREOF, Purchaser and the Shareholders have executed and delivered this Agreement effective as of the date first written above.

                                   PURCHASER:

                                   SYNAGRO TECHNOLOGIES, INC.


                                   By: /s/ Mark A. Rome
                                      -----------------------------------------
                                       Mark A. Rome, Executive Vice President


                                   THE SHAREHOLDERS:


                                       /s/ Gerald L. Rehbein
                                   --------------------------------------------
                                   Gerald L. Rehbein


                                       /s/ Gordon W. Rehbein
                                   --------------------------------------------
                                   Gordon W. Rehbein











                                  EXHIBIT 2.3
                                  -----------
                                       37

                                    EXHIBIT A

                                    Glossary

     For purposes of this Agreement, the following terms shall have the meaning specified or referred to below when capitalized (or if not capitalized, unless the context clearly requires otherwise) when used in this Agreement.

     "Affiliate(s)" with respect to any Person, means any Person directly or indirectly controlling, controlled by or under common control with such Person, and any natural Person who is an officer, director or partner of such Person and any members of their immediate families living within the same household. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

     "Business Facility" or "Business Facilities" includes any property (whether real or personal) which the Company or any of their Subsidiaries currently lease, operate, or own or manage in any manner or which the Company or any of their Subsidiaries or any of their respective organizational predecessors formerly leased, operated, owned or managed in any manner.

     "Code" means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax laws of the United States of America.

     "Environmental Claim(s)" means any claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys' fees, diminution in value, and expert's fees; damage; punitive damage; fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Environmental Law; proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover losses, damages, costs, expenses and/or liabilities related to, or seeks to impose liability for: (i) improper use or treatment of wetlands, pinelands or other protected land or wildlife;
(ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials ("NORM")); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of persons or property to Materials or Environmental Concern and the effects thereof; (viii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage or disposal of Remediation of Materials of Environmental Concern; (ix) injury to, death of or threat to the health or safety of

                                  EXHIBIT 2.3
                                  -----------
                               Exhibit A - Page 1
any person or persons caused directly or indirectly by Materials of Environmental Concern; (x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern of any property (whether real or personal);
(xi) the implementation of spill prevention and/or disaster plans relating to Material of Environmental Concern; (xii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to Governmental Authorities of any other third person under any Environmental Law. The term, "Environmental Claim," also includes, without limitation, any losses, damages, costs, expenses and/or liabilities incurred in testing, if such testing confirms the presence of Materials of Environmental Concern.

     "Environmental Law(s)" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, guidance document, order, consent agreement, order or consent judgment, decree, injunction, requirement or agreement with any governmental entity or any judicial or administrative decision relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, application, production, release or disposal of Materials of Environmental Concern, in each case as amended from time to time, or (z) health, worker protection or community's right to know. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Safe Drinking Water Act and the Federal Occupational Safety and Health Act of 1970, each as amended from time to time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Materials of Environmental Concern.

     "Environmental Permit(s)" means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Business Facility or to conduct the Company's business as currently conducted in compliance with Requirements of Environmental Laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "GAAP" means generally accepted accounting principals applied on a consistent basis.

                                  EXHIBIT 2.3
                                  -----------
                               Exhibit A - Page 2

     "Governmental Authority" or "Governmental Authorities" means any nation or government, any state or political subdivision thereof and any agency or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

     "Lien(s)" means any mortgage, pledge, hypothecation, security interest, encumbrance, right of first refusal, option, lien, charge, condition, restriction or burden of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

     "Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Company and all of its Subsidiaries or the Purchaser and all of its Subsidiaries, as applicable, taken as a whole.

     "Materials of Environmental Concern" means: (i) those substances included within the statutory and/or regulatory definitions or listings of "hazardous substance," "medical waste," "special waste," "hazardous waste," "extremely hazardous substance," "regulated substance," "solid waste," "hazardous materials," "sludges," "sewage sludge" or "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is or contains:
(A) petroleum, oil or a fraction thereof, (B) explosives, or (C) radioactive materials (including naturally occurring radioactive materials); and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

     "Person" means any individual, partnership, joint venture, corporation, limited liability company, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

     "Remediation" means any action necessary to: (i) comply with and ensure compliance with the Requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility of the Company or any of its Subsidiaries or of any property affected by the business, operations, acts omissions, or Materials of Environmental Concern of the Company or any of its Subsidiaries.

                                  EXHIBIT 2.3
                                  -----------
                               Exhibit A - Page 3

     "Requirement(s) of Environmental Law(s)" means all requirements, conditions, restrictions or stipulations of Environmental Laws imposed upon or related to the Company or any of its Subsidiaries or the assets, Business Facilities and/or the business of the Company or any of its Subsidiaries.

     "Subsidiary" or "Subsidiaries" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

     "Supplies" means all office supplies, kitchen supplies, laundry supplies, medical supplies, spare parts, safety equipment, maintenance supplies, other supplies used or consumed in the Business and other similar items which exist on the Closing Date.

     "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, severance, environmental, license, net worth, payroll, employment, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

     "Tax Return(s)" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any schedule or attachment thereto and any amendment thereof.












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                               Exhibit A - Page 4